Exhibit 10.11

OMTOOL, LTD.

July 30, 2002

Personal and Confidential

Mr. Michael Sheehy

203 Pine Hill Road

Hollis, NH 03049

Dear Mike:

This letter is to confirm that, on behalf of Omtool, Ltd. (“Omtool” or the “Company”), I am pleased to offer you the opportunity to join the Company to serve in the position of Senior Vice President, Worldwide Sales.

                If you accept our offer, you will be eligible for the following salary, equity incentive and benefits as follows:

(a)          Your salary will be paid at an initial rate of $7,692.31 per pay period, less applicable withholdings. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid bi-weekly (i.e., 26 payroll periods per year), less required payroll deductions and withholdings. You should note that the Board or Company, except as modified in the attached Severance Eligibility agreement, may modify salaries from time to time as it seems necessary.

(b)         In addition to your base salary, you will be eligible to earn a bonus from 0% up to 100% of your annual base salary (for the applicable bonus year) for the achievement of goals and objectives to be set by the Board. The bonus payout target will be at 50% of your annual base salary. Your eligibility for, and the determination of, any bonus will be at the Board’s sole discretion. Any bonus payment will be subject to all applicable taxes and withholdings.

(c)          Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted an option (the “Option Grant”) under the Company’s stock plan to purchase 300,000 shares of the Company’s common stock, $.01 par value, at an exercise price equal to the fair value of the stock on the date of hire, as determined by the Board or its Compensation Committee. The Option Grant will be subject to and governed by an employee stock option agreement (which will include, among other things, a vesting schedule) that will be signed by the Company and you and the related stock option plan (not this letter).

(d)         You will be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include medical and dental insurance, life insurance, long and short term disability, 401(k) plan, a medical and dependent care reimbursement plan, and an employee stock purchase plan. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs that will be made available to you. In addition, you will be eligible for twenty (20) days of paid vacation per calendar year. Per Company policy, you will not be allowed to carry over any unused vacation from year to year. Please consult the Company’s vacation policy for further details. You should note that the Board or Company may modify benefits from time to time as it deems necessary.

The Company also requires that you verify that performance of your position at Omtool does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with you obligations to Omtool and that do not restrict your ability to work for the Company). In addition, you will be required to sign a Proprietary Rights Agreement and a Noncompetition and Nonsolicitation Agreement as a condition of your employment with the Company. A copy of these agreements has been made available to you prior to your employment start date.

Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.

The basis on which we are offering you employment is not intended to become a contract of employment. This offer letter is only a summary of the initial at-will employment relationship between you and Omtool if you accept our offer and, as such, it is subject to later modification as the requirements of the business warrant, except for the Company’s at-will policy, which cannot be modified (except by the Board). Your employment with the Company is for no specified period and will at all times constitute “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any or no reason, with or without prior notice. Nothing in this letter is intended to create, or to be construed to create, any contract or agreement of employment between you and the Company, nor shall any provision herein be deemed to guarantee your employment with the Company.

Please review this offer and feel free to discuss any issues you may have with me. This offer will remain open until the end of the day August 5, 2002. We envision that you will commence your employment on August 19, 2002, or earlier if possible.

If you wish to accept this offer, and we hope that you will, please provide a response acknowledging that you have accepted this offer of employment to me.

It is again with great pleasure that I make this offer to you. Speaking for the Omtool team, we are all enthusiastically looking forward to having you join and lead our team.

Sincerely,

/s/ Timothy P. Losik
Timothy P. Losik
Chief Operating Officer, Chief Financial Officer
Omtool, Ltd.

Accepted and agreed to this 5th day of August, 2002

/s/ Michael Sheehy
Michael Sheehy